Dames & Moore, Inc.



                              Second Amendment



                       Dated as of November 18, 1996


                                     To


                         Note Purchase Agreements



                        Dated as of March 15, 1996



         Re:  $40,000,000 6.54% Senior Notes, Series A,
                        Due March 29, 2001,
              $30,000,000 6.87% Senior Notes, Series B,
                        Due March 29, 2003,
              $10,000,000 6.92% Senior Notes, Series C,
                        Due September 29, 2003,
              $5,000,000 7.20% Senior Notes, Series D,
                        Due March 29, 2006
                               and
              $15,000,000 7.25% Senior Notes, Series E,
                        Due September 29, 2006


          Second Amendment to Note Purchase Agreements

          This Second Amendment to Note Purchase Agreements dated as of November 18, 1996 (this "Second Amendment"), is entered into between Dames
& Moore, Inc., a Delaware corporation (the "Company"), and Teachers Insurance and Annuity Association of America, Principal Mutual Life Insurance Company, American General Life Insurance Company, United of Omaha Life Insurance Company, American Republic Insurance Company, Aid Association for Lutherans, Provident Mutual Life Insurance Company, and Indianapolis Life Insurance Company (each a "Noteholder" and collectively, the "Noteholders").

                                  Recitals:

               A. The Company and the Noteholders, together with Unicare Life & Health Insurance Company (as successor MML Pension Insurance Company), Massachusetts Mutual Life Insurance Company, The Canada Life Assurance Company, Canada Life Insurance Company of America, Canada Life Insurance Company of New York and Allstate Life Insurance Company (together with the Noteholders, the "Original Purchasers"), respectively, have heretofore entered into separate Note Purchase Agreements, each dated as of March 15, 1996 and the First Amendment to Note Purchase Agreements dated as of April 15, 1996 (as amended, the "Note Purchase Agreements").

               B. On or about November 18, 1996, the Company will consummate the acquisition of approximately 3,700,000 shares of its common stock held by DM Investors, Inc., a Delaware corporation and wholly-owned Subsidiary of Hochtief AG, a corporation organized under the laws of Germany ("Hochtief"), upon the terms and conditions and all as contemplated by that certain Stock Purchase Agreement, dated as of November 5, 1996 among the Company, DM Investors, Inc. and Hochtief (the "Stock Acquisition").

               C. The consummation of the Stock Acquisition would result in a violation of the terms of the Note Purchase Agreements and in consequence thereof, the Company has requested the Noteholders to enter into a second amendment to the Note Purchase Agreements for the purpose of amending such of the terms of the Note Purchase Agreements as would be necessary in order to permit the Stock Acquisition.

               D. Pursuant to Section 17 of the Note Purchase Agreements, the Company has requested that the holders of at least 51% in principal of the Notes consent to the amendment of certain of the terms of the Note Purchase Agreements.

               E. The Company and the Noteholders now desire to amend, effective on the date on which the conditions specified in Section 3 hereof are satisfied, certain of the terms of the Note Purchase Agreements in order to permit the Stock Acquisition and to cause the Company to be, after giving effect to the Stock Acquisition and on an ongoing basis, within the limitations of the Note Agreement.

               F. Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Purchase Agreements unless herein defined or the context shall otherwise require.

               G. All requirements of law have been fully complied with and all other acts and things necessary to make this Second Amendment a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.

          Now, therefore, the Company and the Noteholders, in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, do hereby agree as follows:

Section 1.     Amendment.

               Section 1.1. Section 10.3 of the Note Purchase Agreements shall be and is hereby amended in its entirety to read as follows:

              Section 10.3.  Consolidated Net Worth.  From and after
     November 18, 1996 until the Net Worth Reset Date the Company will not at any time permit Consolidated Net Worth to be an amount less than the sum of (a) $118,000,000 plus (b) 40% of Consolidated Net Income computed on a cumulative basis for each of the elapsed fiscal quarters beginning after December 27, 1996; provided that notwithstanding that Consolidated Net Income for any elapsed fiscal quarter may be a deficit figure, no reduction as a result thereof shall be made in the sum to be maintained pursuant hereto. From and after the Net Worth Reset Date, the Company will not at any time permit Consolidated Net Worth to be an amount less than the sum of (y) the Reset Net Worth Amount plus (z) 25% of Consolidated Net Income computed on a cumulative basis for each of the elapsed fiscal quarters beginning after the Net Worth Reset Date; provided that notwithstanding that Consolidated Net Income for any elapsed fiscal quarter may be a deficit figure, no reduction as a result thereof shall be made in the sum to be maintained pursuant hereto." As used in this
     Section 10.3, "Net Worth Reset Date" shall mean the last day of the fiscal quarter in which the minimum level of Consolidated Net Worth required to be maintained pursuant to first sentence of this Section
     10.3 equals or exceeds $135,000,000 and "Reset Net Worth Amount" shall mean the minimum level of Consolidated Net Worth required to be maintained pursuant to the first sentence of this Section 10.3 on the Net Worth Reset Date.

           Section 1.2. Section 10.5(iv)(1) of the Note Purchase Agreements shall be and is hereby amended in its entirety to read as follows:

                         "(1)     Consolidated Funded Debt, shall not exceed
          the applicable percentage of Consolidated Total Capitalization set forth below opposite the period during which such additional Funded Debt is to be created, issued, assumed, guaranteed or incurred:


                                                       Percent of Consolidated
                         For The Period                  Total Capitalization
                         ______________                  ____________________


     From September 27, 1996 to and including March 28, 1997         56%


     From March 29, 1997 to and including September 26, 1997         55%


     From September 27, 1997 to and including March 27, 1998         54%


     From March 28, 1998 to and including September 25, 1998         52%


     From September 26, 1998 and thereafter                          50%

Section 2. Representations and Warranties of the Company.

           Section 2.1. To induce the Noteholders to execute and deliver this Second Amendment, the Company represents and warrants to the Noteholders (which representations shall survive the execution and delivery of this Second Amendment) that:

              (a) this Second Amendment has been duly authorized, executed and delivered by it and this Second Amendment constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally;

              (b) the Note Purchase Agreements, as amended by this Second Amendment, constitute the legal, valid and binding obligations, contracts and agreements of the Company enforceable against it in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally;

              (c) the execution, delivery and performance by the Company of this Second Amendment (1) has been duly authorized by all requisite corporate action and, if required, shareholder action, (2) does not require the consent or approval of any governmental or regulatory body or agency, and (3) will not (i) violate (A) any provision of law, statute, rule or regulation or its certificate of incorporation or bylaws, (B) any order of any court or any rule, regulation or order of any other agency or government binding upon it, or (C) any provision of any material indenture, agreement or other instrument to which it is a party or by which its properties or assets are or may be bound, or (ii) result in a breach or constitute (alone or with due notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in clause (3)(i)(C) of this Section 2.1(c); and

              (d) as of the date hereof and after giving effect to this Second Amendment, no Default or Event of Default has occurred which is continuing.

Section 3.   Conditions to Effectiveness of Second Amendment.

             This Second Amendment shall not become effective until, and shall become effective when, each and every one of the following conditions shall have been satisfied:

              (a) executed counterparts of this Second Amendment, duly executed by the Company and the Noteholders, shall have been delivered to the Noteholders;

              (b) the Noteholders shall have received a copy of the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance by the Company of this Second Amendment, certified by its Secretary or an Assistant Secretary;

              (c) the representations and warranties of the Company set forth in Section 2 hereof shall be true and correct on and with respect to the date hereof;

              (d) the Noteholders shall have received evidence, in form and substance reasonably satisfactory to the Noteholders and their special counsel, that the Stock Acquisition shall have been consummated.

     Receipt of all of the foregoing is acknowledged on the 19th day of November, 1996 and, accordingly, this Second Amendment shall be effective on and as of such date.

Section 4. Payment of Noteholders' Counsel Fees and Expenses.

           The Company agrees to pay upon demand, the reasonable fees and expenses of Chapman and Cutler, counsel to the Noteholders, in connection with the negotiation, preparation, approval, execution and delivery of this Second Amendment.

Section 5. Miscellaneous.

           Section 5.1. Except as modified and expressly amended by this Second Amendment, the Note Purchase Agreements are in all respects ratified, confirmed and approved and all of the terms, provisions and conditions thereof shall be and remain in full force and effect.

           Section 5.2. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Second Amendment may refer to the Note Purchase Agreements without making specific reference to this Second Amendment but nevertheless all such references shall include this Second Amendment unless the context otherwise requires.

           Section 5.3. This Second Amendment shall be governed by and construed in accordance with the laws of the State of New York.

           Section 5.4. This Second Amendment may be executed and delivered in any number of counterparts, each of such counterparts constituting an original, but all together only one Second Amendment.

      In Witness Whereof, the Company and the Noteholders have caused this instrument to be executed, all as of the day and year first above written.

   Dames & Moore, Inc.


   By Its:  MARK A. SNELL
            _________________________________
            Mark A. Snell
            Executive Vice President and Chief
              Financial Officer


   Teachers Insurance and Annuity
   Association of America


   By Its:  GREGORY W. MACCORDY
            _________________________________
            Gregory W. MacCordy
            Director-Private Placements

   Accepted and Agreed to:

   Principal Mutual Life Insurance Company


   By Its:  AUSTIN RAMZY
            _________________________________
            Austin Ramzy
            Assistant Director Investments Securities


   By Its:  SARAH J. PITTS
            ________________________________
            Sarah J. Pitts
            Counsel


   Accepted and Agreed to:

   American General Life Insurance Company


   By Its:  JULIA S. TUCKER
            _______________________________
            Julia S. Tucker
            Investment Officer


   Accepted and Agreed to:

   United of Omaha Life Insurance Company


   By Its:  CURT CALDWELL
            ______________________________
            Curt Caldwell
            First Vice President


   Accepted and Agreed to:


   American Republic Insurance Company


   By Its:  S.F. SHELDON
            _____________________________
            S.F. Sheldon
            Senior Vice President, Investments


   Accepted and Agreed to:


   Aid Association for Lutherans


   By Its:  JAMES ABITZ
            _____________________________
            James Abitz
            Vice President - Securities


    By Its:  R. JERRY SCHEEL
             ----------------------------
             R. Jerry Scheel
             Second Vice President - Securities


   Accepted and Agreed to:


   Provident Mutual Life Insurance Company


   By Its:  JAMES D. KESTNER
            _____________________________
            James D. Kestner
            Vice President


   Accepted and Agreed to:


   Indianapolis Life Insurance Company


   By Its:  GENE E. TRUEBLOOD
            ____________________________
            Gene E. Trueblood
            Vice President, C.I.O. and Treasurer